Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

November 29, 2010

Hewlett-Packard Company

2.200% Global Notes due December 1, 2015

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)

Trade Date:	November 29, 2010

Settlement Date:	December 2, 2010

Maturity Date:	December 1, 2015

Aggregate Principal Amount Offered:	$650,000,000

Coupon:	2.200%

Price to Public (Issue Price):	99.911%

Benchmark:	UST 1.375% due 11/30/2015

Benchmark Yield:	1.489%

Spread to Benchmark:	+73 basis points

Re-offer Yield:	2.219%

Interest Payment Dates:	Semi-annually on December 1 and June 1 of each year, beginning on June 1, 2011

Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +12 basis points

CUSIP:	428236 BE2

Denominations:	$2,000 × $1,000

Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated BNP Paribas Securities Corp. UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, (2) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (3) UBS Securities LLC toll free at 1-877-827-6444, Ext. 561 3884 or (4) Wells Fargo Securities, LLC toll free at 1-800-326-5897.